FOR IMMEDIATE RELEASE

American Realty Capital Properties Receives Additional Financing Commitments to Allow for Total Financing Under Credit Facilities of $3.15 Billion

New York, New York, April 2, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it has received $275.0 million of new commitments from three new lenders under its senior corporate credit facility to allow for $3.15 billion of total financing under its credit facilities. With these additional commitments to its senior facility, ARCP now has $729.2 million of aggregate available borrowing capacity in the form of undrawn commitments.

David S. Kay, President of ARCP, noted, “We are pleased to have added three new banks to our lending group under our senior corporate facility, increasing total commitments by $275.0 million, all produced by the execution of our robust capital markets team. With total financings of as much as $3.15 billion under our credit facilities, we expect to have ample flexibility to fund our portfolio’s expansion through singular and portfolio acquisitions. The increased commitments to our senior facility are a direct reflection of the credit quality of our portfolio, our lack of sensitivity to movements in interest rates, the lengthening of our debt maturities and our recent capital transactions which have increased our unencumbered assets, lowered our cost of debt and delevered our balance sheet. The greater financing availability afforded to us by these additional commitments is significant in our growth into the leading REIT.”

About ARCP

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains "forward-looking statements" (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, market and other expectations, objectives, intentions and any expectations with respect to estimates of growth. Additional factors that may affect future results are contained in ARCP's filings with the SEC, which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Anthony J. DeFazio	Brian S. Block, CFO, Treasurer, Secretary and EVP
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arcpreit.com
Ph: 484-342-3600	Ph: 212-415-6500